EXHIBIT 5a1


                        Letterhead of Chadbourne & Parke
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 408-5100




                                 April 27, 1995






American Brands, Inc.
1700 East Putnam Avenue
Old Greenwich, Connecticut 06870

Dear Sirs:

                  We have acted as counsel for American Brands, Inc. (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of 12,000,000 additional shares of the Company's Common Stock, par value $3.125 per share (the "Common Stock"), issuable or transferable upon exercise of stock options or stock appreciation rights or pursuant to performance awards, awards of restricted stock or other stock-based awards under the American Brands, Inc. 1990 Long-Term Incentive Plan (As Amended and Restated as of January 1, 1994) (the "Plan").

                  As counsel for the Company, we are familiar with the Certificate of Incorporation of the Company, the By-laws of the Company and the Company's corporate proceedings in respect of the authorization for issuance of Common Stock in connection with the Plan.

                  Based upon the foregoing and having regard for legal considerations which we deem relevant, we are of the opinion that when the Registration Statement on Form S-8 with respect to the shares of Common Stock issuable or transferable upon exercise of stock options and stock appreciation rights or pursuant to restricted stock awards, performance awards and other stock-based awards under the Plan has become effective under the Act, any and all of such shares of Common Stock, when issued or transferred in accordance with the provisions of the Plan, will be legally and validly issued, fully paid and nonassessable.


                                                     Very truly yours,


                                                     CHADBOURNE & PARKE